UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 29, 2012

FIRST SOUTH BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA	0-22219	56-1999749
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1311 Carolina Avenue, Washington, North Carolina	27889
(Address of principal executive offices)	(Zip Code)

(252) 946-4178

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 29, 2012 (the “Effective Date”), First South Bank (the “Bank”) and First South Bancorp, Inc. (the “Company”) entered into a Change-in-Control Protective Agreement (the “Protective Agreement”) with John F. Nicholson, Jr. (the “Employee”).

The Protective Agreement will terminate on the earlier of (a) 12 months following the Effective Date or (b) the date on which the Employee terminates employment with the Bank, provided that his rights under the Protective Agreement will continue following termination of employment if the Protective Agreement was in effect at the date of the change in control. On each annual anniversary date from the date of commencement of the Protective Agreement, the term of the Protective Agreement may be extended for an additional one year period beyond the then effective expiration date, upon a determination by the Board of Directors of the Bank that the performance of the Employee has met the required performance standards and that such Protective Agreement should be extended.

The Protective Agreement provides that if certain conditions are met the Employee shall be entitled to collect severance benefits in the event that (i) he voluntarily terminates employment within 90 days after an event that occurs during the “Protected Period” and that constitutes “Good Reason,” or (ii) the Bank, the Company or their successors terminate the Employee’s employment during the Protected Period for any reason other than for just cause. The Employee must give notice to the Bank or Company of the existence of one or more of the conditions that qualify as Good Reason within sixty (60) days after the initial existence of the condition, and the Bank or the Company shall have thirty (30) days thereafter to remedy the condition. In addition, the Employee’s voluntary termination due to Good Reason must occur within six (6) months after the initial existence of a condition qualifying as Good Reason. Under such circumstances, the Employee would be paid within 10 days of the latter of such termination or the change in control an amount equal to two (2.0) times the Employee’s base annual salary in effect when the Protected Period begins. In no event, however, can the severance benefit exceed the difference between (i) the Employee’s Section 280G Maximum as defined in the Internal Revenue Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that he receives on account of the change in control.

The Protected Period is defined in the Protective Agreement as the period that begins on the date that is six months before a change in control and ends on the latter of the second anniversary of the change in control or the expiration date of the Protective Agreement. Good Reason is defined in the Protective Agreement as any one of the following events that has not been consented to in advance by the Employee in writing: (i) requiring the Employee to move his personal residence or perform his principal executive functions more than 30 miles from his primary office; (ii) materially reducing the Employee’s base compensation as then in effect, (iii) failing to continue to provide the Employee with compensation and benefits provided for on the date of the change in control or compensation and benefits substantially similar thereto, or the taking of any action that would reduce any of such benefits or deprive the Employee of any material fringe benefit he had at the time of the change in control; (iv) assigning duties and responsibilities to the Employee which are materially different from those normally associated with his position; (v) materially diminishing the Employee’s authority and responsibility; (vi) failing to reelect the Employee to the Board of Directors if he is serving on the Board on the date of the change in control; or (vii) materially reducing the secretarial or other administrative support of the Employee.

A “Change in Control” is defined in Section 409A of the Internal Revenue Code and the rules, regulations and guidance of general application thereunder issued by the Department of Treasury. The definition generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Bank’s or Company’s voting stock, the control of the election of a majority of the Bank’s or the Company’s directors or the exercise of a controlling influence over the management or policies of the Bank or the Company. In addition, under the Protective Agreement, a change in control occurs when, during any consecutive two-year period, directors of the Company or the Bank at the beginning of such period cease to constitute at least two-thirds of the Board of Directors of the Company or the Bank, unless the election of replacement directors was approved by a two-thirds vote of the initial directors then in office.

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information set forth under Item 1.01 is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	The following exhibit is filed herewith:

Exhibit 10.16: Change-in-Control Protective Agreement between First South Bank, First South Bancorp, Inc. and John F. Nicholson, Jr. dated February 29, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2012	South Bancorp, Inc.
(Registrant)

	By:	/s/ William L. Wall
William L. Wall
Executive Vice President,
Chief Financial Officer and Secretary
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